EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Lisa A. Witek	Carrie Wolfe
	FTD.COM	FTD.COM
	Director of PR/IR	Chief Financial Officer
	(630) 719-6174	(630) 724-6512
	lwitek@ftdi.com	cwolfe@ftdi.com

FTD.COM ACQUIRES NATIONAL FLORA

Downers Grove, IL, November 12, 2001— FTD.COM (NASDAQ: EFTD), a leading Internet and telephone marketer of flowers and specialty gifts, today announced the acquisition of National Flora Inc. from Gerald Stevens Inc.

National Flora is a leading direct marketer which provides same-day delivery of a wide variety of products, including everyday and special occasion floral arrangements, green and blooming plants, balloon bouquets, fruit and gift baskets and gourmet chocolates.

The total purchase price for the assets acquired was approximately $9 million, and was funded from FTD.COM’s existing cash balances.

“We are very excited about the acquisition of National Flora,” stated Michael Soenen, President and CEO of FTD.COM.  “Due to the operational similarities between FTD.COM and National Flora, we look forward to integrating National Flora’s operations with FTD.COM’s existing floral and specialty gift business as we continue to focus on increasing profitability.”

About FTD.COM

FTD.COM is a leading Internet and telephone marketer of flowers and specialty gifts.  FTD.COM sells directly to consumers through its www.FTD.COM Web site and its 1-800-SEND-FTD telephone number.  Utilizing independent FTD florists who adhere to the highest quality and service standards, FTD.COM provides same-day delivery of floral orders to nearly 100% of U.S. households.  FTD.COM offers more than 1,000 unique floral arrangements and specialty gifts for holiday and everyday occasions.  Additional information about FTD.COM, including investor relations, is available at the Company’s Web site, www.FTD.COM.

Forward-Looking Statements

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future results of operations, including expectations regarding profitability and market opportunities in the online floral and specialty gift business that are based on FTD.COM’s current expectations, assumptions, estimates and projections about the Company and its industry.  Investors are cautioned that actual results could differ from those anticipated by the forward-looking statements as a result of: the Company’s ability to integrate the National Flora business with its existing floral and specialty gift business; the success of FTD.COM’s and its parent’s marketing campaigns; FTD.COM’s ability to retain customers and increase average order value; competition from existing and potential new competitors; levels of discretionary consumer purchases of flowers and specialty gifts; FTD.COM’s ability to manage or reduce its level of expenses; actual growth rates for the markets in which FTD.COM competes compared with forecasted growth rates; FTD.COM’s ability to increase capacity and introduce enhancements to its Web site; the Company's ability to integrate additional partners or acquired businesses, if others are identified, and the existence of system failures.  These factors, along with other potential risks and uncertainties, are discussed in FTD.COM’s reports and other documents filed with the Securities and Exchange Commission.